Exhibit 99.1

Dyax Corp. Announces Fourth Quarter and Year End 2007 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 27, 2008--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the fourth quarter and year ended December 31, 2007. Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter and year.

Financial Results:

For the quarter ended December 31, 2007, Dyax reported a net loss of $3.1 million or $0.05 per share, as compared to a net loss of $20.2 million or $0.46 per share for the comparable quarter in 2006. For the year ended December 31, 2007, Dyax reported a net loss of $56.3 million or $1.06 per share, as compared to a net loss of $50.3 million or $1.18 per share for the comparable twelve month period in 2006. In 2006, development expenses were net of reimbursements from the joint venture with Genzyme for the development of DX-88 for hereditary angioedema (HAE). Following the termination of the joint venture in February 2007, Dyax assumed responsibility for all development expenses related to HAE. These expenses were being funded in part by a $17 million cash payment received from Genzyme as a result of the termination.

Revenues for the fourth quarter ended December 31, 2007 increased to $18.2 million as compared to $3.2 million for the comparable quarter in 2006. Revenues for the year ended December 31, 2007 increased to $26.1 million as compared to $12.8 million in 2006. The increases in revenues for the quarter and the year ended December 31, 2007 were primarily related to the recognition of $15.0 million in revenues from a license agreement related to the License and Funded Research Program (LFRP) signed with MorphoSys AG in November 2007. The increase for the year was partially offset by a decrease of $3.6 million in revenues associated with the former collaboration with Debiopharm, which ended in the first quarter of 2006. The receipt of clinical milestone payments from Dyax’s collaborators and licensees and the recognition of revenue associated with those milestones may have significant timing differences and may vary substantially from quarter to quarter due to the timing of development activities and transactions.

Research and development expenses for the fourth quarter decreased to $15.4 million as compared to $20.1 million for the comparable period in 2006. For the twelve months ended December 31, 2007, research and development expenses increased to $64.0 million as compared to $53.6 million for the comparable period in 2006. Of the $10.4 million increase, $10.0 million is attributable to Dyax assuming costs related to DX-88 clinical trials, toxicology studies, drug product validation studies, and additional resources to advance the HAE program towards registration. The remainder of the increase is primarily attributable to incremental costs to support the DX-88 on-pump cardiothoracic surgery (CTS) program.

Cash consumption for the twelve month period ending December 31, 2007 was $38.3 million as compared to the Company’s 2007 guidance of $45 million. Cash consumption from operations for 2007 was net of $17 million cash received in the purchase of the HAE joint venture.

As of December 31, 2007, Dyax had a total of $63.4 million in cash, cash equivalents, and short-term investments, exclusive of restricted cash, a net increase of $3.0 million from December 31, 2006. This includes net cash proceeds of $41.3 million from Dyax’s underwritten common stock offering in July 2007. Payments associated with the sanofi-aventis agreements completed February 11, 2008 are not included.

Corporate Progress:

“Throughout the year, we made tremendous progress in positioning Dyax for the next stage of transition and growth, which will include delivery of DX-88 partnerships, clinical trial data announcements and market approval for the HAE indication,” stated Henry E. Blair, Chairman, President and Chief Executive Officer of Dyax. “In 2007, we advanced our clinical programs for DX-88 by initiating a second Phase 3 trial for HAE and a Phase 2 trial for on-pump CTS. Furthermore, we strengthened the DX-88 patent portfolio with the receipt of a Composition of Matter patent, protecting our exclusivity on the protein until 2023. We are also extremely pleased by the progress made with our emerging discovery and preclinical pipeline, which maintains over ten active programs in the areas of oncology and inflammation.”

“In addition to utilizing our proprietary technology to fuel our internal pipeline of drug candidates, we have successfully leveraged phage display into important revenue-generating partnerships. The value of our technology was demonstrated by the addition of a new licensing agreement completed during the quarter with MorphoSys, as well as, the recently announced sanofi-aventis antibody agreements.” Mr. Blair continued, “As one of the last independent antibody discovery platforms available for licensing in the biotechnology space, and with proven ability to identify and advance compounds through the clinic, we anticipate using our technology to deliver future higher-level strategic partnerships.”

2008 Guidance:

Stephen S. Galliker, Executive Vice President and Chief Financial Officer of Dyax, stated, “With respect to Dyax’s 2008 guidance, we anticipate reducing our cash burn from 2007 through strategic collaborations and partnerships. Since the exact timing of agreements cannot be predicted, Dyax will not provide guidance for expected cash consumption in 2008 at this time. However, we are forecasting that existing cash and planned partnerships will provide sufficient funding through to anticipated DX-88 commercialization early in 2009.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date:	Wednesday, February 27, 2008
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 800-573-4754
International callers, dial 617-224-4325
Passcode 28517619
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through March 27, 2008 and may be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 40345120. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on oncology and inflammatory indications. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications. Dyax has completed three Phase 2 trials and a Phase 3 trial of DX-88 for the treatment of hereditary angioedema (HAE). A second Phase 3 trial, known as EDEMA4, is currently being conducted under a Special Protocol Assessment (SPA). DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S. for the treatment of acute attacks of HAE.

Additionally, Dyax has completed a Phase 1/2 trial of DX-88 for the prevention of blood loss during on-pump coronary artery bypass graft (CABG) procedures. A Phase 2 trial for further development of DX-88 in on-pump cardiothoracic surgery (CTS), including CABG and heart valve replacement or repair procedures, is ongoing.

Dyax identified DX-88 and other compounds in its pipeline using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents. Under a 2006 funding arrangement with Paul Royalty Fund II, Dyax received a $30 million upfront cash payment in exchange for granting Paul Royalty the right to receive a specified percentage of the net royalties, including all milestones fees and other payments, receivable by Dyax under the LFRP through 2017.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp. These statements include statements regarding Dyax’s future cash resources, the prospects for the ongoing clinical trials and regulatory approval of DX-88, prospects for a collaboration for DX-88, and the potential of DX-2400 and the remainder of Dyax’s pipeline. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: the timing and results of clinical trials, regulatory review and approval of Dyax’s product candidates, intense competition, including in the areas of DX-88’s planned indications, Dyax’s efforts to develop and commercialize novel products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products, Dyax’s changing requirements and costs associated with planned research and development activities, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are registered trademarks of Dyax Corp. EDEMA4 is a service mark of Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In thousands, except share and per share data)

Product development and license fee revenues	$18,171	$3,164	$26,096	$12,776

Operating expenses:
Research and development[1]	15,375	20,091	64,010	53,637
less: Research and development expenses reimbursed by joint venture
	-	(3,870)	(7,000)	(16,100)
Equity loss in joint venture	-	2,611	3,831	10,352
General and administrative [2]	4,364	3,325	15,740	14,658
Total operating expenses	19,739	22,157	76,581	62,547

Loss from operations	(1,568)	(18,993)	(50,485)	(49,771)
Other expense, net	(1,501)	(1,193)	(5,824)	(552)

Net loss	$(3,069)	$(20,186)	$(56,309)	$(50,323)

Basic and diluted net loss per share	$(0.05)	$(0.46)	$(1.06)	$(1.18)

Shares used in computing basic and diluted net loss per share	60,417,201	43,698,807	53,072,993	42,532,466

[1]Includes $333 and $1,249 of stock-based compensation expense for the three and twelve months ended December 31, 2006, respectively.
Includes $443 and $1,565 of stock-based compensation expense for the three and twelve months ended December 31, 2007, respectively.
[2]Includes $285 and $1,033 of stock-based compensation expense for the three and twelve months ended December 31, 2006, respectively.
Includes $349 and $1,308 of stock-based compensation expense for the three and twelve months ended December 31, 2007, respectively.

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

			December 31,	December 31,
			2007	2006
			(In thousands)
Cash and cash equivalents			$29,356	$11,295
Short-term investments			34,055	47,169
Long-term investments			-	1,992
Restricted cash			4,483	11,517
Working capital			53,115	46,369
Total assets			83,615	88,173
Stockholders' equity			29,496	23,461

CONTACT:
Dyax Corp.
Ivana Magovčević-Liebisch, 617-250-5759
General Counsel and Executive Vice President
of Administration
imagovcevic@dyax.com
or
Nicole P. Jones, 617-250-5744
Director, Investor Relations
njones@dyax.com